Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Statements” in the Prospectus and “Legal and Accounting” in the Statement of Additional Information and to the use of our reports: (1) dated April 23, 2014, with respect to the financial statements of Woodmen Variable Annuity Account and (2) dated April 18, 2014, with respect to the statutory-basis financial statements and schedules of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society in the Post-Effective Amendment No. 14 to the Registration Statement (Form N-4, No. 333-101231) under the Securities Act of 1933 and related prospectus and statement of additional information of Woodmen Variable Annuity Account dated May 1, 2014.

/s/ Ernst & Young LLP

Des Moines, Iowa

December 30, 2014